Exhibit 99.1

Northrop Grumman Corporation 1840 Century Park East Los Angeles, California 90067-2199
September 16, 2009
Dr. Ronald D. Sugar
Chairman and Chief Executive Officer
Northrop Grumman Corporation
1840 Century Park East
Los Angeles, CA 90067
Re: Retirement and Transition
Dear Ron:
You have advised the Board of Directors of your plans to retire from Northrop Grumman Corporation (“Northrop”) effective June 30, 2010. Consistent with those plans, you have advised that your resignation as a member of Northrop’s Board of Directors, as Chief Executive Officer of Northrop and from any and all other positions you currently hold with Northrop and its affiliates will be effective December 31, 2009. On behalf of Northrop’s Board of Directors, I accept your retirement and thank you for your commitment and contribution to Northrop. Your new title will be Chairman Emeritus. During the period from January 1, 2010 through June 30, 2010 (the “transition period”), you will perform transition duties as requested by the Board and by your successor as Chief Executive Officer. Your retirement as an officer and employee with Northrop will be effective June 30, 2010. You will continue to have the honorary title of Chairman Emeritus following your June 30, 2010 retirement date. The Board appreciates your efforts to assure a smooth transition.
From now through the end of your employment, Northrop will continue to pay you a regular base salary at your current Northrop base salary rate. You will continue to be eligible for a bonus with respect to 2009 in accordance with Northrop’s 2002 Incentive Compensation Plan. Reflecting your transition, you will not be eligible for a bonus with respect to 2010 or any additional equity-based awards.
Upon your June 30, 2010 retirement, all of the stock options that Northrop has granted to you that are otherwise unvested will vest and will be eligible for the more favorable terms (including the period to exercise the options) that apply upon retirement (including early retirement). Additionally, upon your June 30, 2010 retirement, or, if Northrop terminates your employment without Cause (as such term is defined in your equity grant certificates) before June 21, 2010 (the date upon which you will have attained ten years of service with Northrop for purposes of your then-outstanding Northrop equity compensation awards), you will be deemed to have retired for purposes of your then-outstanding Northrop equity awards to the extent that the terms of such awards (including under this paragraph) provide you with more favorable terms upon a retirement (including early retirement) than the termination of employment rules that would otherwise apply. For purposes of clarity, you are already fully vested in, and you will continue to participate through June 30, 2010 in, your Northrop pension and supplemental retirement benefits, and in the Northrop Special Officer Retiree Medical Plan, and the termination without Cause benefits described above are consistent with the protections already provided to you.
While you are employed by Northrop during the transition period, you will continue to participate in the normal benefits and perquisites provided by Northrop to CPC officers, as those arrangements are in effect from time to time (including executive medical and life insurance benefits), to the same extent as if you were to continue service on the CPC. Your January 2009 Special Agreement with Northrop will continue in effect should your employment terminate earlier than January 1, 2010 in circumstances that trigger benefits under that agreement. Northrop will also continue to cover you under its directors and officers liability insurance policy during the transition period. After your June 30, 2010 retirement, you will have the same coverage under this policy (or successor policies) as other former officers and directors. Your Indemnification Agreement with Northrop and the supplemental personal liability insurance policy provided to you by Northrop will continue in effect in accordance with their terms. You will be provided with an office, secretarial and IT support through December 31, 2014. Northrop will continue to provide you with your home security system through December 31, 2010. Consistent with Northrop policy, there will be no reimbursement for any imputed income.
This letter sets forth our entire agreement regarding these matters, and supersedes all of our prior agreements regarding your separation and compensation/benefits.
On behalf of the Board of Directors, I want to thank you for your many contributions to Northrop. If this letter accurately sets forth your agreement with Northrop with respect to the foregoing matters, please sign and date this letter below and return it to me.

/s/ Lewis. W. Coleman
Lewis W. Coleman
Chairman, Compensation Committee and Lead Independent Director

Agreed and Acknowledged:
/s/ Ronald D. Sugar
Ronald D. Sugar
Dated: 9/16/2009

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